UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report: (Date of earliest event reported): August 16, 2011
Chico’s FAS, Inc.
(Exact Name of Registrant as Specified in its Charter)
Florida
(State or Other Jurisdiction of Incorporation)

001-16435	59-2389435

(Commission File Number)	(IRS Employer Identification No.)

11215 Metro Parkway, Fort Myers, Florida	33966

(Address of Principal Executive Offices)	(Zip code)
(239) 277-6200
(Registrant’s Telephone Number, Including Area Code)
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.
On August 16, 2011, Chico’s FAS, Inc. (“Chico’s”), a Florida corporation, and Harbor DTC, Inc. (“Merger Corp”), a Florida corporation and wholly owned subsidiary of Chico’s entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Boston Proper, Inc., (“BP”), and Michael W. Tiernan and Kenneth C. Fischer, as representatives of BP shareholders and optionholders, pursuant to which Merger Corp will merge with and into BP, with BP continuing after the merger as the surviving entity and a wholly owned subsidiary of Chico’s (the “Merger”). Concurrently, Chico’s entered into a voting agreement with certain BP shareholders securing a sufficient number of votes to approve the Merger.
BP is a leading direct to consumer retailer of women’s apparel and accessories based in Boca Raton, Florida.
On or before the effective time of the Merger, each share of BP capital stock and each outstanding option to purchase BP capital stock will be converted into the right to receive cash. Total cash consideration to be paid at closing is $205 million, subject to certain adjustments, including an adjustment based on closing date working capital, net debt and closing expenses. Chico’s intends to fund the acquisition from available cash balances. Chico’s currently anticipates that this transaction will be completed in the third quarter of 2011.
The Merger contains conventional representations and warranties, covenants and indemnities. The parties have agreed to set aside in escrow an aggregate amount of $15 million of the merger consideration to secure the indemnification and other obligations of BP shareholders and certain covenants under the Merger Agreement. The parties also agreed to set aside an additional $0.5 million in a separate escrow account for shareholder representative expenses.
The consummation of the transaction contemplated by the Merger is subject to certain closing conditions, including federal government review under the Hart-Scott-Rodino Premerger Notification Act. The Merger Agreement may be terminated prior to closing pursuant to termination provisions that are typical of a transaction of this type, including the right of either party under certain circumstances to terminate the Merger Agreement if the closing has not occurred by October 15, 2011 (or if extended under certain circumstances, November 29, 2011).
The Company will file the Merger agreement as an exhibit to its Quarterly Report on Form 10-Q for the period ending July 30, 2011.
Item 8.01. Other Events.
On August 17, 2011, the Company issued a press release announcing its definitive agreement to acquire Boston Proper, Inc. A copy of the release issued on August 17, 2011 is attached to this Report as Exhibit 99.1 and is incorporated by reference herein.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits:

Exhibit 99.1	Press Release of Chico’s FAS, Inc. dated August 17, 2011
EX-99.1

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHICO’S FAS, INC.
Date: August 18, 2011	By:	/s/ Pamela K. Knous
Pamela K. Knous, Executive Vice President –
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description

Exhibit 99.1	Press Release of Chico’s FAS, Inc. dated August 17, 2011